Exhibit 10.3

March 16, 2016

Mr. Charles S. McKhann

[Address]

Re: Equity Awards of Intersect ENT, Inc. (the “Company”)

Chas:

Your offer letter dated January 21, 2015 (the “Offer Letter”) states that the “initial” stock option granted to you in connection with your hire will be subject to the accelerated vesting provisions described in the Offer Letter (the “Acceleration Provisions”). This is to clarify that, the Company’s Compensation Committee has approved that not only will your initial grants be subject to the Acceleration Provisions but all subsequent grants will be subject to the acceleration Provision as well.

Sincerely,

/s/ Lisa Earnhardt
Lisa Earnhardt
President and Chief Executive Officer

Agreed to and Acknowledged by:

/s/ Charles S. McKhann
Charles S. McKhann

Intersect ENT | 1555 Adams Drive | Menlo Park, CA 94025 | 650.641.2100